                                                                      EXHIBIT 2




                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                           LARIZZA INDUSTRIES, INC.,
                              AN OHIO CORPORATION,

                             LRI ACQUISITION CORP.,
                            A DELAWARE CORPORATION,

                                      AND

                         COLLINS & AIKMAN PRODUCTS CO.,
                            A DELAWARE  CORPORATION,

                            DATED SEPTEMBER 26, 1995

                               TABLE OF CONTENTS

Section Number                                        Description                                           Page Number
--------------                                        -----------                                           -----------

1        THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         1.1     Effect on Entities, Articles, Regulations, Officers and Directors  . . . . . . . . . . . . . . .    2
         1.2     Effect on Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         1.3     Effects on Property, Rights and Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         1.4     Surrender of Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
                 1.4.1    Larizza Common Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
                 1.4.2    No Registration of Transfers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
                 1.4.3    Full Payment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
                 1.4.4    Termination of the Fund . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
                 1.4.5    Lost, Stolen, Mutilated or Destroyed Certificates . . . . . . . . . . . . . . . . . . .    5
                 1.4.6    Options, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
                 1.4.7    Appraisal Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         1.5     Shareholders' Meeting of Larizza . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6

2        REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         2.1     Representation and Warranties of Larizza . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
                 2.1.1    Organization and Qualification  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
                 2.1.2    Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
                 2.1.3    Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
                 2.1.4    Authority Relative to This Agreement  . . . . . . . . . . . . . . . . . . . . . . . . .    7
                 2.1.5    Consents and Approvals; No Violation  . . . . . . . . . . . . . . . . . . . . . . . . .    7
                 2.1.6    SEC Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
                 2.1.7    Proxy Statement in Connection with the Merger . . . . . . . . . . . . . . . . . . . . .    8
                 2.1.8    Larizza Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
                 2.1.9    No Material Adverse Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
                 2.1.10   Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
                 2.1.11   Absence of Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . .    9
                 2.1.12   Tax Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
                 2.1.13   Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
                 2.1.14   Pension and Benefit Plans and Compliance with ERISA . . . . . . . . . . . . . . . . . .   11
                 2.1.15   Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
                 2.1.16   Licenses and Permits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
                 2.1.17   Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
                 2.1.18   Conduct of Business Since June 30, 1995 . . . . . . . . . . . . . . . . . . . . . . . .   13
                 2.1.19   Customers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
                 2.1.20   Brokers and Finders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
                 2.1.21   Books and Records of the Companies  . . . . . . . . . . . . . . . . . . . . . . . . . .   13
                 2.1.22   Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
                 2.1.23   Intellectual Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14




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
Section Number                                      Description                                              Page Number
--------------                                      -----------                                              -----------




                 2.1.24   Material Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
                 2.1.25   Labor Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
                 2.1.26   Related Party Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
                 2.1.27   State Takeover Statutes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
                 2.1.28   Opinion of Financial Advisor, Et  . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
         2.2     Representations and Warranties of Acquisition  . . . . . . . . . . . . . . . . . . . . . . . . .   18
                 2.2.1    Organization and Qualification  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
                 2.2.2    Authority Relative to This Agreement  . . . . . . . . . . . . . . . . . . . . . . . . .   18
                 2.2.3    Consents and Approvals; No Violation  . . . . . . . . . . . . . . . . . . . . . . . . .   19
                 2.2.4    SEC Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
                 2.2.5    Proxy Statement in Connection with the Merger . . . . . . . . . . . . . . . . . . . . .   19
                 2.2.6    Brokers and Finders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
                 2.2.7    Parent Merger Action  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20

3        COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         3.1     Access for Audit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         3.2     Operation of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         3.3     Approval of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
         3.4     Exchange Agent Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
         3.5     Updated Schedules  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
         3.6     Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
         3.7     Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         3.8     Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         3.9     Related Party Transactions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         3.10    Resignations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
         3.11    Acquisition Proposals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
         3.12    Notice of Actions and Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
         3.13    Notification of Certain Other Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26

4        CONDITIONS TO CLOSING AND CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
         4.1     Conditions to Acquisition's and Parent's Obligations . . . . . . . . . . . . . . . . . . . . . .   26
                 4.1.1    Accuracy of Larizza's Representations and Warranties  . . . . . . . . . . . . . . . . .   26
                 4.1.2    Compliance with Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
                 4.1.3    Certificate of Larizza Officers . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
                 4.1.4    Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
                 4.1.5    Shareholder Approval  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
                 4.1.6    No Material Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
                 4.1.7    Delivery of Other Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
                 4.1.8    No Material Change in Schedules . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27



Section Number                                         Description                                           Page Number
--------------                                         -----------                                           -----------




                 4.1.9    Opinion of Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
                 4.1.10   No Material Change in the Business of the Companies . . . . . . . . . . . . . . . . . .   28
                 4.1.11   Stockholder Receivables . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
         4.2     Conditions to Larizza's Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
                 4.2.1    Accuracy of Acquisition's and Parent's Representations and Warranties . . . . . . . . .   28
                 4.2.2    Compliance with Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
                 4.2.3    Certificate of Acquisition's Officers . . . . . . . . . . . . . . . . . . . . . . . . .   28
                 4.2.4    HSR Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
                 4.2.5    Shareholder Approval  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
                 4.2.6    No Material Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
                 4.2.7    Delivery of the Fund  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
                 4.2.8    Opinion of Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
         4.3     The Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30

5        TERMINATION AND ABANDONMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
         5.1     Termination and Abandonment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
         5.2     Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
         5.3     Topping Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32

6        MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
         6.1     Non-Survival of Representations, Warranties and Covenants  . . . . . . . . . . . . . . . . . . .   32
         6.2     Continuation of Directors' and Officers' Indemnification . . . . . . . . . . . . . . . . . . . .   32
         6.3     Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
         6.4     Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
         6.5     Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
         6.6     Binding Effect; Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
         6.7     Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
         6.8     Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
         6.9     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
         6.10    Knowledge  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
         6.11    Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
         6.12    Attorneys' Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
         6.13    Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
         6.14    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36

7        GLOSSARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36




                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER ("Agreement") is made as of September 26, 1995 by and among LARIZZA INDUSTRIES, INC., an Ohio corporation ("Larizza"), LRI ACQUISITION CORP., a Delaware corporation ("Acquisition"), and COLLINS & AIKMAN PRODUCTS CO., a Delaware corporation and the owner of all of the outstanding capital stock of Acquisition ("Parent").

                                    RECITALS

         A. Larizza and its wholly-owned subsidiaries, Manchester Plastics, Ltd, an Ontario corporation ("Manchester"), and Hughes Plastics, Inc., a Michigan corporation ("Hughes", and together with Manchester, the "Subsidiaries"), are engaged in the business of designing and manufacturing high-quality, plastic-based components and systems used in the interiors of automobiles, light trucks, sport utility vehicles and mini-vans (the "Business").

         B. The authorized capital stock of Larizza consists of 50,000,000 shares of Common Stock, no par value (the "Larizza Common Shares"), and 10,000,000 shares of Preferred Stock, no par value (the "Larizza Preferred Shares"), of which 22,088,107 Larizza Common Shares and no Larizza Preferred Shares are issued and outstanding. The Larizza Common Shares are entitled to one vote per share. The number of Larizza Common Shares outstanding is subject to change before the "Effective Time of the Merger" (as defined in Section 4.3) if (i) options are granted under the Larizza Stock Incentive Plan for Key Employees and such options are exercised (provided, however, that nothing in this Recital B will affect the parties' relative rights and obligations under
Section 3.2), or (ii) the Subordinated Note, dated October 20, 1994, in the principal amount of $1,200,000, is converted into Larizza Common Shares.

         C. The authorized capital stock of Acquisition consists of 1,000 Common Shares, par value $.01 a share (the "Acquisition Shares"), all of which are issued and outstanding and entitled to one vote per share.

         D. The respective boards of directors of Larizza and Acquisition and Parent, as the sole shareholder of Acquisition, have approved the acquisition of Larizza by Parent through a merger of Acquisition with and into Larizza (the "Merger") under the Ohio General Corporation Law (the "OGCL") and the Delaware General Corporation Law (the "DGCL") in accordance with the provisions of this Agreement.

         E. As a condition to its willingness to enter into this Agreement, Parent has required that, simultaneously with the execution hereof, Ronald T. Larizza, individually and as trustee of a revocable trust under a Trust Agreement, dated July 20, 1989 ("Stockholder"), enter into the Stock Agreement, dated the date hereof (the "Stock Agreement"), with Parent, pursuant to which, among other things, Stockholder granted to Parent an option (the "Option") at the Merger Price per share to purchase all of the Larizza Common Shares owned by Stockholder, subject to the terms of the Stock Agreement.

         THEREFORE, the parties agree as follows:

1        THE MERGER.

         1.1 Effect on Entities, Articles, Regulations, Officers and Directors. Upon the terms and subject to the conditions set forth in this Agreement, pursuant to the OGCL and the DGCL, at the "Effective Time of the Merger" (as defined in Section 4.3):

                 (a) Acquisition will be merged with and into Larizza, which shall be, and is sometimes referred to in this Agreement as, the "Surviving Corporation".

                 (b) The Articles of Incorporation of Larizza, as in effect immediately before the Effective Time of the Merger, shall be the Articles of Incorporation of the Surviving Corporation and shall thereafter continue to be its Articles of Incorporation until duly altered, amended or repealed, except that, at the Effective Time of the Merger, such Articles of Incorporation shall be amended and restated as set forth in the attached Schedule 1.1(b).

                 (c) The Code of Regulations of Larizza, as amended and as in effect immediately before the Effective Time of the Merger, shall be the Code of Regulations of the Surviving Corporation and shall thereafter continue to be its Code of Regulations until duly altered, amended or repealed, except that, at the Effective Time of the Merger, such Code of Regulations shall be amended and restated as set forth in the attached Schedule 1.1(c).

                 (d) The directors of Acquisition at the Effective Time of the Merger shall be the directors of the Surviving Corporation, and shall hold office from the Effective Time of the Merger until their respective successors are duly elected or appointed and qualified in the manner provided by the Articles of Incorporation and Code of Regulations of the Surviving Corporation, or as otherwise provided by law.

                 (e) The officers of Acquisition at the Effective Time of the Merger shall be the officers of the Surviving Corporation, and shall hold office from the Effective Time of the Merger until their respective successors are duly elected or appointed and qualified in the manner provided by the Code of Regulations of the Surviving Corporation, or as otherwise provided by law.

         1.2     Effect on Stock.  At the Effective Time of the Merger:

                 (a) Except as otherwise provided in Sections 1.2(b) and 1.2(c), each Larizza Common Share issued and outstanding at the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holder of such Larizza Common Share, shall no longer be outstanding and shall be cancelled and retired and cease to exist, and shall be converted into the right to receive, upon surrender of the certificate or certificates representing such shares, $6.50 in cash per Larizza Common Share, without interest (the "Merger Price"). Subject to
         Section 1.2(b), outstanding certificates which immediately before the Effective Time of the Merger represented issued and outstanding Larizza Common Shares ("Stock Certificates") shall after the Effective Time of the Merger no longer represent Larizza Common Shares, but instead shall represent for all purposes the right to receive the Merger Price multiplied by the number of shares evidenced by such Stock Certificates.

                 (b) Notwithstanding anything in this Agreement to the contrary, any Larizza Common Shares as to which the holder of such shares shall have duly perfected appraisal rights pursuant to the applicable provisions of the OGCL ("Dissenting Shares") shall be cancelled at the Effective Time of the Merger and automatically (by virtue of the Merger and without any action on the part of the holder of such Larizza Common Shares) be converted into the right to receive the consideration required to be paid to such holder pursuant to the OGCL.

                 (c) Each Larizza Common Share held in the treasury of Larizza immediately before the Effective Time of the Merger shall, by virtue of the merger and without any action on the part of the holder of such Larizza Common Share, be cancelled and retired and cease to exist and shall not be converted into stock of the Surviving Corporation or of Parent, or the right to receive cash or any other consideration.

                 (d) Each right to receive or convert into Larizza Common Shares then existing shall, by virtue of the Merger and without any action on the part of the holder thereof, no longer be outstanding and shall be cancelled and retired and cease to exist and shall not be converted into the right to receive or convert into stock of the Surviving Corporation or of Parent, or the right to receive cash or any other consideration in lieu of such Larizza Common Shares.

                 (e) Each Acquisition Share issued and outstanding shall, by virtue of the Merger and without any action on the part of the holder of such Acquisition Share, be converted into one fully paid and non-assessable share of Common Stock, no par value, of the Surviving Corporation, and Parent shall become, at the Effective Time of the Merger, the sole shareholder of the Surviving Corporation.

                 (f) All shares of common stock of the Surviving Corporation into which Acquisition Shares are converted, shall be validly issued, fully paid and non-assessable.

         1.3 Effects on Property, Rights and Liabilities. At the Effective Time of the Merger, the separate corporate existence of Acquisition will cease (except as may be continued by operation of law), and Acquisition shall be merged into Larizza, which, as the Surviving

Corporation, shall have all of the rights, privileges, immunities and franchises, of a public as well as of a private nature, and shall be subject to all of the restrictions, disabilities, duties and liabilities, of each of Larizza and Acquisition as provided in the OGCL and the DGCL, to the extent applicable. If at any time the Surviving Corporation shall consider or be advised that any further assignment or assurances or any other documents are reasonably necessary or desirable to vest in the Surviving Corporation, according to the terms of this Agreement, the title of any property or rights of Acquisition and Larizza, at the direction of the Surviving Corporation, the last acting officers and directors of Larizza (without any cost or expense to them) and Acquisition, as the case may be, or the corresponding officers and directors of the Surviving Corporation will execute and make all such proper assignments and assurances and do all things necessary or proper and reasonably within their power and authority to vest title in such property or rights in the Surviving Corporation. No failure by any officer or director to comply with the provisions of this Section 1.3 shall have any effect on the validity of the Merger.

         1.4     Surrender of Certificates.

                 1.4.1 Larizza Common Shares. On or before the Effective Time of the Merger, Parent or the Surviving Corporation shall deposit with Chemical Bank or another bank mutually acceptable to Larizza and Parent (the "Exchange Agent"), as Exchange Agent, such amount as may be required to pay the Merger Price multiplied by the aggregate outstanding Larizza Common Shares pursuant to this Agreement (the "Fund"). Pending payment of the monies held in the Fund to the holders of outstanding Stock Certificates, the Fund shall be held and invested by the Exchange Agent as Parent directs. Any net profit resulting from, or interest or income produced by, such investments will be payable to the Surviving Corporation or Parent, as Parent directs. Parent will promptly replace any monies lost through any investment made pursuant to this
Section 1.4. As soon as is practicable after the Effective Time of the Merger, the Exchange Agent shall forward to each record holder of Stock Certificates a form of letter of transmittal and instructions, in form customary for use in effecting the surrender of stock certificates for payment in a cash merger. Subject to Section 1.2(b), upon surrender to the Exchange Agent of such Stock Certificates, together with such letter of transmittal and instructions for use in effecting the surrender of such Stock Certificates, duly executed, the Exchange Agent shall promptly cancel such Stock Certificates and pay to the persons entitled thereto, in cash or cash equivalent, the amount to which such persons are entitled. No interest will be paid or accrued on the cash payable upon the surrender of the Stock Certificates. If payment is to be made to a person other than the one in whose name the Stock Certificate surrendered is registered, it shall be a condition of payment that the Stock Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Stock Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable.

                 1.4.2 No Registration of Transfers. After the Effective Time of the Merger, there shall be no further registration of transfers on the records of Larizza of outstanding Stock

Certificates. If a Stock Certificate is presented to Larizza or Parent, it shall be forwarded to the Exchange Agent for cancellation and payment as provided in this Section 1.4.

                 1.4.3    Full Payment.  The consideration provided in this
Section 1.4 paid upon the surrender of Stock Certificates in accordance with the terms and conditions of this Section 1.4 shall be deemed to be in full satisfaction of all rights pertaining to such Larizza Common Shares to which such Stock Certificates relate, and no dividend or distribution payable to holders of record of the Surviving Corporation's capital stock shall be paid to any holder of Stock Certificates.

                 1.4.4 Termination of the Fund. Any portion of the Fund (including the proceeds of any investments of the Fund) that remains unclaimed by the holders of Stock Certificates for 6 months after the Effective Time of the Merger shall be returned or repaid to the Surviving Corporation. Any holders of Stock Certificates who have not complied with this Section 1.4 before 6 months after the Effective Time of the Merger shall thereafter look only to the Surviving Corporation for the Merger Price multiplied by the holder's Larizza Common Shares, in each case without any interest on such consideration. If outstanding Stock Certificates are not surrendered or the payment for them not claimed before the date on which such consideration would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed consideration shall, to the extent not prohibited by abandoned property or any other applicable law, become the property of the Surviving Corporation (and to the extent not in its possession shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, none of Parent, Larizza, the Exchange Agent or any other person or entity shall be liable to any former holder of Larizza Common Shares for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                 1.4.5    Lost, Stolen, Mutilated or Destroyed Certificates.
If any Stock Certificate has been lost, stolen, mutilated or destroyed, and if the holder makes an affidavit of that fact and otherwise complies with the requirements of this Section 1.4, the Exchange Agent shall pay to such holder the consideration required pursuant to this Agreement; provided, however, that the Exchange Agent, Parent or the Surviving Corporation, in its discretion, may require the owner of such lost, stolen, mutilated or destroyed certificate to deliver a bond in such sum as it may direct as indemnity against any claim that may be made against any of them or any other party with respect to the Stock Certificate alleged to have been lost, stolen, mutilated or destroyed.

                 1.4.6 Options, Etc. Larizza represents and warrants that, as of the Effective Time of the Merger, there will be no outstanding rights to acquire equity securities of Larizza, except as referenced in Recital B(ii), provision for which has been made in Section 1.2(d).

                 1.4.7 Appraisal Rights. Larizza will give Parent prompt written notice of any written demands for appraisal and withdrawals of demands for appraisal. Parent will have the right to control the defense of any such proceeding, and Larizza will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Parent, settle or offer to settle any such demands.

         1.5 Shareholders' Meeting of Larizza. Larizza will take all action necessary in accordance with applicable law and its Articles of Incorporation and Code of Regulations to convene a meeting of its shareholders as promptly as reasonably practicable following the date hereof to consider and vote upon the adoption of this Agreement and the approval of the Merger. At any such meeting, all Larizza Common Shares then owned by Parent, Acquisition or any other direct or indirect subsidiary of Parent will be voted in favor of adoption of this Agreement and the approval of the Merger. Subject to its fiduciary duties under applicable law, the Directors of Larizza will recommend that Larizza's shareholders approve adoption of this Agreement and the approval of the Merger if such shareholder action is required.

2        REPRESENTATIONS AND WARRANTIES.

         2.1 Representation and Warranties of Larizza. Larizza represents and warrants to Acquisition and Parent the following as of the date of this Agreement and as of the Effective Time of the Merger:

                 2.1.1 Organization and Qualification. Larizza and each of the Subsidiaries (collectively, the "Companies") is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and each has all requisite corporate power and authority to own or lease its properties and to carry on its Business as now being conducted or proposed to be conducted. Larizza has furnished Parent true and correct copies of the Articles of Incorporation and Code of Regulations (or other governing instruments), as amended to the date hereof, of Larizza and the Subsidiaries. Larizza's and each Subsidiary's Articles of Incorporation and Code of Regulations (or other governing instruments) as so delivered are in full force and effect. Each of the Companies is qualified and in good standing as a foreign corporation to do business in each other jurisdiction in which the conduct of its Business or the character of its properties (owned or leased) makes such qualification necessary and where a failure to be so qualified has a Material Adverse Effect (as defined in Section 2.1.9). The attached Schedule
2.1.1 lists all the jurisdictions in which the Companies are qualified to do business as a foreign corporation.

                 2.1.2 Subsidiaries. Neither Larizza nor either of the Subsidiaries has any direct or indirect subsidiaries and no controlling stock or other equity or ownership interests in any corporation, association, partnership, joint venture, or other entity, except for the Subsidiaries. All shares of capital stock of each of the Subsidiaries are owned by Larizza free and clear of any adverse claim, as defined in the applicable Uniform Commercial Code, except for a pledge of such shares to Bank of America, Illinois pursuant to the Credit Agreement described in Schedule 2.1.5.

                 2.1.3 Capitalization. The authorized capital stock and the outstanding capital stock of each of the Companies are as listed on the attached Schedule 2.1.3. Each Larizza

Common Share is entitled to one vote. All issued and outstanding Larizza Common Shares and capital stock of the Subsidiaries were validly issued and are fully paid, nonassessable and free of exercisable preemptive rights. Except as set forth in the attached Schedule 2.1.3, there are not now, and at the Effective Time of the Merger there will not be, any outstanding subscriptions, options, warrants, rights or convertible securities relating to the issued or unissued capital stock or other securities of the Companies obligating the Companies to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Companies or obligating the Companies to grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment. Since December 31, 1994, Larizza has not declared or paid any dividend or other distribution of assets to the holders of Larizza Common Shares, nor has it repurchased any Larizza Common Shares. Except for the Amended and Restated Voting Trust Agreement, dated as of May 4, 1994, as amended, among Larizza, Ronald T. Larizza and the shareholders listed on the signature pages of the agreement (the "Voting Trust Agreement"), and except for provisions in employee plans relating to the pass-through of voting rights, there are not now, and at the Effective Time of the Merger there will not be, any voting trusts or other agreements or understandings to which Larizza or any of the Subsidiaries is a party or is bound with respect to the voting of the capital stock of Larizza.

                 2.1.4 Authority Relative to This Agreement. Larizza has all requisite corporate power to execute, deliver and comply with its obligations under this Agreement, subject to approval of its shareholders. The affirmative vote of a majority of the issued and outstanding Larizza Common Shares is the only corporate action not previously taken required in connection with the Merger, this Agreement or the transactions contemplated hereby or thereby. Execution, delivery and performance by Larizza of this Agreement have been duly authorized by all necessary corporate action on the part of Larizza, subject to approval of its shareholders. This Agreement has been duly and validly executed and delivered by Larizza and constitutes a valid and binding obligation of Larizza, enforceable against Larizza in accordance with its terms, except as it may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally, and except that it may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

                 2.1.5 Consents and Approvals; No Violation. Except as set forth in the attached Schedule 2.1.5, except for consents or approvals which, if not obtained, or violations, breaches or defaults which, would not have a Material Adverse Effect, and except for (i) the approval of the Merger by Larizza's shareholders under the provisions of the OGCL, (ii) filings made pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act") in connection with the Merger, (iii) the filing of pre-merger notification reports with the United States Federal Trade Commission and the Department of Justice and the expiration or early termination of the waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and (iv) compliance with the OGCL and the DGCL requirements in connection with the Merger, including the filing of a Certificate of Merger with the Secretaries of State of Ohio and Delaware, neither the execution and delivery by Larizza of this Agreement (including all agreements provided for in this Agreement) nor the performance by Larizza of its obligations under this Agreement (including all agreements provided for in this Agreement) (a) will require any consent or approval of or filing with any governmental agency or third party, (b) will violate any provision of the Articles of Incorporation, Code of Regulations or Bylaws of any of the Companies, (c) will breach, constitute a default (or an event which, with the giving of notice, the passage of time or both, would constitute a default) under, result in the creation of any lien or security interest on any of the Companies' properties under, accelerate the performance required by, or result in the termination of, any agreement to which any of the Companies is a party, or by which any of its properties may be bound, or (d) will violate any statute, rule or regulation or any order, writ, injunction or decree of any court or governmental authority applicable to any of the Companies or any of their respective properties.

                 2.1.6 SEC Reports. Larizza has furnished Parent and Acquisition with true and correct copies (with exhibits) of (a) its Annual Report on Form 10-K for the fiscal year ended December 31, 1994, as filed with the Securities and Exchange Commission (the "SEC"), (b) its Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995 as filed with the SEC, and (c) its definitive proxy statement relating to the 1995 Annual Meeting of Shareholders of Larizza held on May 30, 1995 (collectively, the "Larizza SEC Filings"). As of their respective dates, the Larizza SEC Filings did not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, except any statement or omission therein which has been corrected or otherwise disclosed or updated in a subsequent filing with the SEC prior to the date hereof. Since December 31, 1991, Larizza has filed with the SEC all reports and registration statements and all other filings required to be filed with the SEC under the rules and regulations of the SEC.

                 2.1.7 Proxy Statement in Connection with the Merger. When the proxy statement to be distributed to Larizza shareholders in connection with the Merger (the "Proxy Statement") shall be first mailed to such shareholders (the "Mailing Date") and at the date of the meeting of the Larizza shareholders in connection with the Merger, the information with respect to Larizza set forth in the Proxy Statement, as ultimately amended and supplemented by all amendments and supplements thereto, (i) will comply in all material respects with all applicable requirements of the Exchange Act and the SEC's rules and regulations under the Exchange Act, and (ii) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated in the Proxy Statement or necessary to make the statement contained in the Proxy Statement, in light of the circumstances under which they are made, not misleading, except that no representation is made by Larizza with respect to information supplied by or on behalf of Acquisition or Parent which relates to Acquisition, Parent or any affiliate or associate of Acquisition or Parent.

                 2.1.8 Larizza Financial Statements. Larizza has delivered to Parent and Acquisition a copy of the audited consolidated balance sheet of Larizza as at December 31, 1994 and the related audited consolidated statements of operations, shareholders' equity (deficit) and cash flows for the fiscal year then ended, in each case, including the Notes to such financial statements (the "Larizza Financial Statements"). The Larizza Financial Statements have been prepared in accordance with generally accepted accounting principles on a basis consistent with such statements for prior periods and fairly present, in all material respects, the financial position, results of operations and cash flows of Larizza as of and for the fiscal year then ended. Larizza has also delivered to Parent and Acquisition a copy of the unaudited consolidated balance sheet of Larizza as at June 30, 1995 and the related statements of operations and cash flows for the 6 months then ended (the "Larizza Interim Statements"). The Larizza Interim Statements fairly present, in all material respects, the financial position, results of operations and cash flows of Larizza as of, and for the 6 months then ended.

                 2.1.9 No Material Adverse Change. Except as set forth in the attached Schedule 2.1.9, since June 30, 1995, except for reasonable expenses for legal and financial advisory services incurred in connection with the transactions contemplated by this Agreement, there has been no material adverse change that has had a "Material Adverse Effect" (as defined below) on the Company or is reasonably likely to have a Material Adverse Effect on the Company. For purposes of this Agreement, a "Material Adverse Effect" means (i) a material adverse effect on the assets, Business, properties, financial condition or results of operations of Larizza and the Subsidiaries taken as a whole except as a result of the seasonal and cyclical nature of Larizza's business and the automotive supplier industry, or (ii) the occurrence and continuance of any material disruption of, or material adverse change in, the financial, banking or capital markets since the date of this Agreement.

                 2.1.10 Assets. Except as otherwise explicitly provided in this Agreement, Parent and Acquisition acknowledge and agree that the Companies' properties and assets are "AS IS" and "WHERE IS". The Companies have good title to, or a valid leasehold or other possessory interest in, the properties and assets currently owned or used by them, shown on the Larizza Interim Statements or acquired after June 30, 1995, free and clear of any liens, charges, encumbrances or adverse claims ("Liens") except as set forth on
Schedule 2.1.10 ("Permitted Liens") and for properties and assets disposed of in the ordinary course of business since June 30, 1995. The operation of the properties and Business of the Companies in the manner in which they are currently operated does not violate any zoning ordinances, municipal regulations or other rules, regulations or laws, except for violations not reasonably likely to have a Material Adverse Effect. No covenants, easements, rights-of-way or regulations impair in any material respect the uses of the Companies' assets for the purposes for which they are now operated. There are no pending or, to Larizza's actual knowledge, threatened condemnation or similar proceedings or assessments affecting the Companies' assets which would reasonably be expected to have a Material Adverse Effect. No lease of a material item of personal property or asset is subject to termination or modification as a result of the transactions contemplated hereby.

                 2.1.11 Absence of Undisclosed Liabilities. The Companies do not have any obligations or liabilities, absolute or contingent, including, without limitation, mortgages or security interests ("Liabilities"), except for those Liabilities which (i) have been reflected or reserved against in the Larizza Financial Statements or the Larizza Interim Statements, (ii) have been incurred in the ordinary course of business, (iii) are not reasonably likely to have a Material Adverse Effect, or (iv) are described on the attached
Schedule 2.1.11.

                 2.1.12   Tax Liabilities.

                 (a) The Companies have timely filed all federal, foreign, state, county and local Tax Returns of every nature required to be filed by them, except where the failure so to file would not reasonably be likely to have a Material Adverse Effect. All such Tax Returns are complete and correct in all material respects. The Companies have duly paid or adequately accrued in the Larizza Financial Statements or the Larizza Interim Statements all Taxes to the extent such amounts have become due and payable, except to the extent that the failure to do so would not have a Material Adverse Effect. The Companies have not executed any presently effective waiver or extension of any statute of limitations relating to the payment of Taxes. (For purposes of the preceding sentence, the term "Companies" shall include former subsidiaries of any of the Companies for the periods during which any such corporations were owned, directly or indirectly, by any of the Companies.) Except as set forth in the attached Schedule 2.1.12, there are no pending or, to Larizza's actual knowledge, threatened claims, assessments, notices, proposals to assess, deficiencies, adjustments or audits with respect to any such Taxes owed or allegedly owed by any of the Companies which remain unpaid, except those for which adequate provision has been made in the Larizza Financial Statements or the Larizza Interim Statements (to the extent required by generally accepted accounting principles) and which are not reasonably likely to have a Material Adverse Effect. To Larizza's actual knowledge, each of the Companies has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party. No claim has been made by a governmental entity or other tax authority in a jurisdiction where any of the Companies does not currently file Tax Returns to the effect that any of the Companies is or may be subject to Taxes imposed by the jurisdiction. There are no liens for Taxes upon the assets of any of the Companies, except liens for Taxes not yet delinquent. Except as set forth in the attached Schedule 2.1.12, none of the Companies is a party to a Tax allocation or Tax sharing arrangement with another of the Companies. No property of Larizza or Hughes is, (i) property that would be required to be treated as owned by another person pursuant to the safe harbor leasing provisions (now repealed) of the Code, (ii) tax-exempt use property within the meaning of Section 168(h) of the Code, or (iii) tax-exempt bond financed property within the meaning of
         Section 168(h)(5) of the Code.

                 (b) For purposes of this Agreement, (i) "Tax" or "Taxes" includes all federal, state, local, foreign and other taxes, assessments, or governmental charges of any kind whatsoever including, without limitation, income, franchise, capital stock, excise, property, sales, use, service, service use, leasing, leasing use, gross receipts, value added, single business, alternative or add-on minimum, occupation; real and personal property, stamp, workers' compensation, severance, environmental, transfer, payroll, withholding, employment, unemployment and social security taxes, or other taxes of the same or similar nature, together with any interest, penalties or additions thereon and estimated payments thereof, whether disputed or not, (ii) "Tax Returns" includes all returns, reports, information returns, forms, declarations, claims for refund, statements and other documents (including any amendments thereto and including any schedule or attachment thereto) in connection with Taxes that are required to be filed with a government entity or other tax authority, or sent or provided to another party under applicable law, and (iii) "Code" means the Internal Revenue Code of 1986, as amended.

                 2.1.13 Litigation. There are no claims, actions, suits, proceedings or investigations pending or, to Larizza's actual knowledge, threatened against any of the Companies before or by any court or any municipal or other governmental department, commission, board, agency or instrumentality, except (a) as set forth on Schedule 2.1.13, (b) as set forth in any of Larizza's filings with the SEC prior to the date hereof or in the notes to the Larizza Financial Statements or the Larizza Interim Statements, or (c) for those which could not reasonably be expected to have a Material Adverse Effect. No inquiry, action, or proceeding has been instituted, or, to Larizza's actual knowledge, threatened to restrain or prohibit the transactions contemplated by this Agreement or seeking damages on account thereof.

                 2.1.14 Pension and Benefit Plans and Compliance with ERISA. None of the Companies has any "employee welfare benefit plan" (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) or any "employee pension benefit plan" (as defined in Section 3(2) of ERISA and not exempted under Section 4(b) or 201 of ERISA) other than as set forth in Schedule 2.1.14 (the "Plans"). None of the Companies has incurred any obligation to contribute to any multi-employer plan, as defined in ERISA, nor has any of them incurred any material liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any Plan covered or previously covered by Title IV of ERISA. Each Plan of the Companies that is intended to be qualified under Section 401 of the Code, is so qualified, and each trust forming a part thereof is exempt from tax pursuant to
Section 501 of the Code. Each such Plan has been maintained in compliance with its terms and with the requirements prescribed by all statutes, orders, rules and regulations, including, but not limited to, ERISA and the Code, which are applicable to such Plans, except for any such non-compliance which is not reasonably likely to have a Material Adverse Effect. There does not exist any accumulated funding deficiency violating Section 412 of the Code (nor would there exist such a deficiency but for an election by any such plan of an alternate minimum funding standard), nor has there been issued either a variance or waiver of the minimum funding standards imposed by the Code with respect to any such Plan, nor are there any excise taxes due or, to Larizza's actual knowledge, hereafter to become due under the Code with respect to the funding of any such Plan for any Plan year or other fiscal period ending before the date of this Agreement. There exists no unfulfilled obligation to contribute to any such Plan with respect to any Plan year ending on or before the Effective Time of the Merger, except as shown in the Larizza Financial Statements or the Larizza Interim Statements.

                 2.1.15 Environmental Matters. Except in connection with the matters described in the attached Schedule 2.1.15 or Schedule 2.1.13, none of the Companies has received any request for information or notice, claim, assessment, proposed assessment or demand for abatement notifying any of the Companies that they may have any liability in respect of environmental matters or alleging a violation of any law, ordinance or other governmental regulation regarding the environment or the disposal of hazardous substances, the violation of, or failure to comply with, which could reasonably be expected to have a Material Adverse Effect. Except in connection with the matters described in the attached Schedule 2.1.15, none of the Companies has spilled, generated, disposed of or stored any toxic or hazardous substances in any manner that violates any presently existing federal, state or local law or regulation governing or pertaining to such substances nor have any of the Companies failed to comply in any material respect with any reporting or other requirements of or under such laws, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (including any disposal or transportation of hazardous substances at or to any location that is listed or, to the actual knowledge of Larizza, is proposed for listing or investigation as a National Priorities List site under such Act or is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against the Companies for clean-up costs, remedial work, damages to natural resources or other property or personal injury claims, including, but not limited to, claims under such Act) and the Resource Conservation and Recovery Act, the violation of which could reasonably be expected to have a Material Adverse Effect. Except as set forth in the attached Schedule 2.1.15, to the actual knowledge of Larizza, no polychlorinated biphenyls, asbestos or urea formaldehyde insulation is present at any of the Owned Real Property or the Leased Real Property, and there are no underground storage tanks, active or abandoned, at any of the Owned Real Property or the Leased Real Property. The Companies have complied in all material respects with the Occupational Safety and Health Act, as amended (29 U.S.C. Sections 651, et seq.), except to the extent any failure could not reasonably be expected to have a Material Adverse Effect.

                 2.1.16 Licenses and Permits. The Companies have, and at all relevant times have had, all federal, state and local governmental licenses, permits, authorizations and other rights (the "Permits") required by the Companies for the lawful conduct of their businesses, except to the extent that the failure to have any such Permit could not reasonably be expected to have a Material Adverse Effect. The Companies have complied, and are complying, in all material respects with the terms and conditions of all such Permits, and no material violation of any such Permits or the laws or rules governing their issuance or continued validity has occurred. No claim has been made by any governmental authority that any Permit in addition to those held by the Companies is necessary with respect to the Business conducted by the Companies.

                 2.1.17 Insurance. Larizza has provided to Acquisition and Parent an accurate and complete list of all material policies of insurance held by any of the Companies. All such policies are in full force and effect, and no notice of cancellation has been received or, to Larizza's actual knowledge, has been sent by the insurer. In Larizza's judgment, the policies are in amounts and against such risks as are adequate in relation to the Business of the Companies. All current premiums under such insurance have been paid.

                 2.1.18 Conduct of Business Since June 30, 1995. Since June 30, 1995, the Companies have conducted their Business only in the ordinary course, except (a) as contemplated by this Agreement, any of the Schedules to this Agreement, any of the documents referred to in this Agreement or the Schedules, any of Larizza's filings with the SEC prior to the date hereof, or any of the Larizza Financial Statements or the Larizza Interim Statements, (b) in connection with the transactions contemplated by this Agreement, or (c) where the failure to do so would not reasonably be expected to have a Material Adverse Effect. Except as set forth in the attached Schedule 2.1.18, since June 30, 1995, there has not been, (i) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock, (ii) any change by Larizza in accounting principles used for purposes of financial reporting, (iii) any entry into any agreement or understanding, whether written or (if enforceable) oral, between Larizza or any of the Subsidiaries providing for the employment of any senior executive of Larizza or the Subsidiaries (collectively, "Senior Executives") or any severance or termination benefits payable or to become payable by Larizza or any Subsidiary to any Senior Executive, or (iv) except as permitted by this Agreement, any increase (including any increase effective in the future) in (A) the compensation, severance or termination benefits payable or to become payable by Larizza or any Subsidiary to any Senior Executive (or any increase in benefits under any change in control severance arrangement applicable to employees of Larizza and its subsidiaries, generally) or (B) any bonus, insurance, pension or other employee benefits (including, without limitation, the granting of stock options, stock appreciation rights or restricted stock awards) made to, for or with any Senior Executive, except for normal increases associated with regular annual performance evaluations in the ordinary course of business or normal accruals of benefits under the terms of any such plan or arrangement.

                 2.1.19 Customers. To Larizza's actual knowledge, none of the Companies has received a notice that any customer of any of the Companies will cease or otherwise refuse to do business with any of the Companies in the same manner as such business has been previously conducted with the Companies as a result of the Merger.

                 2.1.20 Brokers and Finders. Larizza has not caused any liability to be incurred to any finder, broker, or sales agent in connection with the execution, delivery or performance of, or the transactions contemplated by, this Agreement, except for fees to its financial advisor, Merrill Lynch & Co., Inc., for which Larizza will be responsible, pursuant to the engagement letter attached Schedule 2.1.20 (the "Merrill Letter").

                 2.1.21 Books and Records of the Companies. Larizza has made available to Parent, Acquisition and their directors, officers, attorneys, accountants and representatives, true and correct copies of all agreements, documents and other items listed on the schedules to this Agreement and all books and records of the Companies. The books and records of the Companies accurately reflect in all material respects the transactions to which any of the Companies is a party or by which their properties are bound.

                 2.1.22 Compliance with Laws. Except as otherwise disclosed in this Agreement, Larizza and the Subsidiaries are in compliance with, and have complied with, all federal, state, local and foreign laws, regulations and orders applicable to the Business of the Companies to the extent that non-compliance could reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 2.1.13, no investigation or review by any governmental entity concerning any possible violations of such laws, regulations and orders by Larizza or any of the Subsidiaries is pending or, to the actual knowledge of Larizza, threatened, nor has any governmental entity indicated an intention to conduct the same in each case other than those the outcome of which could not reasonably be expected to have a Material Adverse Effect.

                 2.1.23 Intellectual Property. Schedule 2.1.23 lists or describes all material patents, trademarks, trade names, service marks, registered copyrights and registrations and applications therefor used in or necessary for the conduct of the Business of the Companies as of the date hereof and all licenses pertaining to any of the foregoing (collectively, the "Scheduled IP", and, together with all material trade dress, trade secrets and unregistered copyrights used in or necessary for the conduct of the Business of the Companies as of the date hereof, collectively, the "Intellectual Property"). No material Intellectual Property is used by the Companies pursuant to a license from a third party or is licensed by the Companies to a third party except pursuant to a license listed on Schedule 2.1.23. Except as set forth on Schedule 2.1.23, Larizza or one of the Subsidiaries (a) owns free and clear of all Liens all of the Scheduled IP (other than the Scheduled IP that is used pursuant to a license disclosed on Schedule 2.1.23), (b) has the legal right to use all of the Scheduled IP that is used pursuant to a license, and (c) owns free and clear of all Liens, or has the legal right to use, all of the other Intellectual Property as it is used as of the date hereof. Except as set forth on Schedule 2.1.23, neither Larizza nor any Subsidiary has received any written notice (that has not been subsequently satisfied or withdrawn) nor, to the actual knowledge of Larizza, has there been any assertion against the Companies of any infringement, dilution, unfair competition or material conflict with the asserted rights of others in connection with the use by the Companies of any of the Intellectual Property in the conduct of the Business of the Companies. To the actual knowledge of Larizza, all of the material patents, copyright registrations and trademark and service mark registrations listed in Schedule 2.1.23 are valid and in full force and effect, are held of record in Larizza's name or one of the Subsidiary's names, and, except as set forth in Schedule 2.1.23, clear of any Liens, and, except as set forth in
Schedule 2.1.23, are not subject to any pending cancellation or reexamination proceeding or other proceeding or written claim challenging their extent or validity. With respect to the Scheduled IP, except as described on Schedule 2.1.23, Larizza or one of the Subsidiaries is the applicant of record in all pending patent applications and all applications for trademark, service mark or copyright registration, and no action of opposition or interference or final refusal is pending or, to the actual knowledge of Larizza, threatened in connection with any such application. Except as disclosed on Schedule 2.1.23, no judgment, decree, rule or order has been rendered by any governmental entity in any legal proceeding in which any of the Companies was or is a party relating to the Intellectual Property that would have a Material Adverse Effect, and neither Larizza nor any Subsidiary is a party to or, to the actual knowledge of Larizza, is bound by any contract that limits the use by Larizza or any Subsidiary of any of its Intellectual Property, except for licensed Intellectual Property, to the extent such restriction would have a Material Adverse Effect.

                 2.1.24 Material Contracts. Listed on Schedule 2.1.24 are all material contracts of the Companies other than those described on one of the other Schedules or as filed as an exhibit to Larizza's SEC Filings filed prior to the date hereof. Except as listed or described on Schedule 2.1.24 or one of the other Schedules or as filed as an exhibit to Larizza's SEC Filings filed prior to the date hereof, as of the date hereof, neither Larizza nor any Subsidiary is a party to or bound by any lease, agreement or other contract or legally binding contractual rights or obligation (collectively, "Contracts") that is of a type described below:

                 (a) Any employment, severance or consulting Contract with an Employee or Former Employee (as hereafter defined) that is not terminable at will and without cost by Larizza or any Subsidiary (other than any Contract for the employment of any such Employee or Former Employee implied in law) and which will either require the payment of amounts by Larizza or any Subsidiary after the date hereof in excess of $100,000 per annum under any such individual Contract or $500,000 for all such Contracts;

                 (b) Any union or collective bargaining agreement with any collective bargaining group or labor union;

                 (c) Any Contract or series of related Contracts for capital expenditures or the acquisition or construction of fixed assets which requires or require aggregate future payments or expenditures in excess of $500,000;

                 (d) Any Contract relating to cleanup, abatement or other actions in connection with environmental liabilities;

                 (e) Any Contract granting to any person a first-refusal, first-offer or other right to purchase or acquire any of the Larizza Common Shares or any other capital stock or other securities of Larizza or any Subsidiary;

                 (f) Any license or royalty Contract, or other Contract with respect to Intellectual Property, which pursuant to the terms thereof requires future payments to or by Larizza or any Subsidiary;

                 (g) Any indenture, mortgage, loan or credit Contract under which Larizza or any Subsidiary has borrowed any money or issued any note, bond, indenture or other evidence of indebtedness for borrowed money, or guaranteed indebtedness for money borrowed by others, other than such of the foregoing under which neither Larizza nor any Subsidiary has any current or future obligation or liability;

                 (h) Any Contract with any manufacturer's representative or other sales agent or relating to distribution or commission arrangements having a remaining term in excess of one year and which is not terminable without penalty on 30 calendar days' or less notice;

                 (i) Any Contract under which Larizza or any Subsidiary is, (i) a lessee of real property, (ii) a lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third person or entity, (iii) a lessor of real property, or
         (iv) a lessor of, or makes available for use by any third person or entity, any tangible personal property owned by Larizza or any Subsidiary, in any such case if the individual Contract or lease requires annual payments in excess of $100,000;

                 (j) Any Contract under which any payment would be classified as a "parachute payment" under Section 280G of the Code;

                 (k) Any Contract with respect to a joint venture or partnership arrangement;

                 (l) Any Contract granting a power of attorney other than such of the foregoing granted pursuant to customs forms executed by Larizza or any Subsidiary;

                 (m) Any Contract with respect to letters of credit, surety or other bonds or pursuant to which any of Larizza's or the Subsidiaries' assets or properties are or are to be subjected to a lien other than a Permitted Lien;

                 (n) Any Contract limiting or restricting the ability of Larizza or any Subsidiary from entering into or engaging in any market or line of business;

                 (o) Any guarantee, indemnity, retroactive or retrospective premium adjustment or similar Contract pursuant to which Larizza or any Subsidiary could (whether or not subject to contingencies) be required to make payments with respect to or as a result of losses, costs or expenses paid or incurred by another person or entity providing insurance coverage where the amount could reasonably be expected to exceed $100,000;

                 (p) Any Contract to which, (i) Larizza or any Subsidiary and (ii) any officers, directors or Larizza's stockholders or any of its or Larizza's other affiliates (other than Larizza or such Subsidiary) are parties;

                 (q) Any Contract regarding the filing of Tax Returns or relating, in whole or in part, to the sharing of tax benefits or liabilities (including tax indemnities); and

                 (r) Any Contract which, (i) involves aggregate future payments by or to Larizza or any Subsidiary in excess of $250,000 other than a purchase or sales order or other Contract entered into in the ordinary course of the conduct of the Business of the Companies, or (ii) is reasonably likely to result in a Material Adverse Effect.

Except as set forth on Schedule 2.1.24, each Contract listed or described on
Schedule 2.1.24 or one of the other Schedules is a valid and binding obligation of Larizza and any Subsidiary that is a party thereto and is in full force and effect. Except as set forth on Schedule 2.1.24, Larizza and any Subsidiary that is a party thereto has performed in all material respects the obligations required to be performed by it through the date hereof under each of such Contracts and Larizza and the Subsidiaries are not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder, and as of the Closing will have performed in all material respects all obligations required to be performed by it through the Closing Date under each of such Contracts and not be in such breach or default. Except as described on Schedule 2.1.24, to the actual knowledge of Larizza, each party to any such Contract, other than Larizza or any Subsidiary, is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect under any such Contract.

                 2.1.25   Labor Matters.  Except as set forth in Schedule
2.1.25 or Schedule 2.1.13,

                 (a) none of the Companies is a party to an unexpired collective bargaining agreement or other unexpired material contract or agreement with any labor organization or other representative or employees nor is any such contract being negotiated,

                 (b) there is no material unfair labor practices charge or complaint pending nor, to the knowledge of Larizza, threatened, with regard to employees of any of the Companies,

                 (c) there is no labor strike, material organized slowdown, material organized work stoppage or other material organized labor controversy in effect or, to the knowledge of Larizza, threatened against any of the Companies,

                 (d) as of the date hereof, to the knowledge of Larizza, no representation question exists and no campaigns are being conducted to solicit cards from the employees of any of the Companies to authorize representation by any labor organization,

                 (e) neither Larizza nor any Subsidiary is a party to, or is otherwise bound by, any consent decree with any governmental authority relating to employees or employment practices of Larizza or any Subsidiary which is material to Larizza and its Subsidiaries taken as a whole, and

                 (f) the Companies are in compliance with all applicable agreements, Contracts and policies relating to employment, employment practices, wages, hours and terms and conditions of employment of the employees except where failure to be in compliance with each such agreement, Contract and policy is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

                 2.1.26   Related Party Transactions.  Except as set forth on
Schedule 2.1.26, since January 1, 1995, there have been no Contracts, transactions or payments by or between Larizza and any of its Subsidiaries, on the one hand, and Stockholder or any director, officer, employee, shareholder or affiliate of any of the foregoing on the other hand, other than (i) with respect to persons who are not officers or directors of Larizza, those in the ordinary course of Larizza's business, and (ii) those disclosed in the exhibits to Larizza's SEC Filings filed prior to the date hereof.

                 2.1.27 State Takeover Statutes. None of this Agreement, the Merger, the Stock Agreement, the Option or the transactions contemplated hereby or thereby are subject to the provisions of (a) Section 1701.831 of the OGCL,
(b) Chapter 1704 of the OGCL, (c) Section 1707.043 of the OGCL, or (iv) Articles IVB and IVC of the Articles of Incorporation of Larizza. No other "fair price", "merger moratorium", "control share acquisition" or other anti-takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement, the Stock Agreement, the Option or any of the transactions contemplated hereby or thereby.

                 2.1.28 Opinion of Financial Advisor, Etc. Larizza has received the opinion of Merrill Lynch Pierce Fenner & Smith to the effect that, as of the date hereof, the consideration to be received by the holders of the Larizza Common Shares in the Merger is fair to such holders from a financial point of view. Prior to the date hereof, Larizza or its representatives contacted all persons or entities that they believed might be realistic acquirors of the Company ("Other Potential Bidders" and, together with Parent and Acquisition, "Bidders") and offered to furnish to them substantially the same information furnished to Parent and to submit a proposal to acquire the Company on substantially the same terms and conditions made available to Parent. All Bidders were treated substantially equally in connection with the transaction giving rise to this Agreement.

         2.2 Representations and Warranties of Acquisition and Parent. Acquisition and Parent, jointly and severally, represent and warrant to Larizza the following as of the date of this Agreement and as of the Effective Time of the Merger:

                 2.2.1 Organization and Qualification. Acquisition and Parent are each corporations, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and each has all requisite corporate power and authority to own or lease its properties and to carry on its business as now being conducted or proposed to be conducted. Parent and Acquisition have furnished Larizza true and correct copies of their Certificates of Incorporation and Bylaws, as amended to date, and such Certificates of Incorporation and Bylaws as so delivered are in full force and effect. Each of Acquisition and Parent is qualified and in good standing as a foreign corporation to do business in each other jurisdiction in which the conduct of its business or the character of its properties (owned or leased) makes such qualification necessary and where a failure to be so qualified has a material adverse effect on the business, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole (a "Parent MAE").

                 2.2.2 Authority Relative to This Agreement. Each of Acquisition and Parent has all requisite corporate power to execute, deliver and comply with its obligations under this Agreement. Execution, delivery and performance by each of Acquisition and Parent of this Agreement have been duly authorized by all necessary corporate action on the part of Acquisition and Parent and do not require the approval of Parent's shareholders. This Agreement has been duly and validly executed and delivered by Acquisition and Parent and constitutes a valid and binding obligation of Acquisition and Parent, enforceable against Acquisition and Parent in accordance with its terms, except as it may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally, and except that it may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

                 2.2.3 Consents and Approvals; No Violation. Except as set forth in the attached Schedule 2.2.3, except for consents or approvals which, if not obtained, or violations, breaches or defaults which, would not have a Parent MAE, and except for (i) filings made pursuant to the Exchange Act in connection with the Merger, (ii) the filing of pre-merger notification reports with the United States Federal Trade Commission and the Department of Justice and the expiration or early termination of the waiting period required under the HSR Act, and (iii) compliance with the OGCL and the DGCL requirements in connection with the Merger, including the filing of a Certificate of Merger with the Secretaries of State of Ohio and Delaware, neither the execution and the delivery by Acquisition or Parent of this Agreement (including all agreements provided for in this Agreement) nor the performance by Acquisition and Parent of their obligations under this Agreement (including all agreements provided for in this Agreement) (a) will require any consent or approval of or filing with any governmental agency or third party, (b) will violate any provision of the Certificate of Incorporation or Bylaws of Acquisition or Parent, (c) will breach, constitute a default (or an event which, with the giving of notice, the passage of time or both, would constitute a default) under, result in the creation of any lien or security interest on Acquisition's or Parent's properties under, accelerate the performance required by, or result in the termination of, any agreement to which Acquisition or Parent is a party, or by which any of their properties may be bound, or (d) will violate any statute, rule or regulation or any order, writ, injunction or decree of any court or governmental authority applicable to Acquisition or Parent or any of their respective properties.

                 2.2.4 SEC Reports. Parent has furnished Larizza with true and correct copies (with exhibits) of (a) its Annual Report on Form 10-K for the fiscal year ended January 29, 1995, as filed with the SEC, (b) its Quarterly Reports on Form 10-Q for the first two fiscal quarters of its current fiscal year, as filed with the SEC, and (c) its definitive proxy statement relating to the 1995 Annual Meeting of Shareholders of Parent (collectively, the "Parent SEC Filings"). As of their respective dates, the Parent SEC Filings did not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, except any statement or omission therein which has been corrected or otherwise disclosed or updated in a subsequent filing with the SEC prior to the date hereof. Since December 31, 1991, Parent has filed with the SEC all reports and registration statements and all other filings required to be filed with the SEC under the rules and regulations of the SEC.

                 2.2.5 Proxy Statement in Connection with the Merger. The information supplied in writing by or on behalf of Acquisition or Parent which relates to Acquisition, Parent or any affiliate or associate of Acquisition or Parent expressly for inclusion in the Proxy Statement, as ultimately amended and supplemented by all amendments and supplements thereto, at the Mailing Date and at the date of the meeting of the Larizza shareholders in connection with the Merger, (i) will comply in all material respects with all applicable requirements of the Exchange Act and the SEC's rules and regulations under the Exchange Act, and (ii) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated in the Proxy Statement or necessary to make the statement contained in the Proxy Statement, in light of the circumstances under which they are made, not misleading.

                 2.2.6 Brokers and Finders. Neither Acquisition nor Parent has caused any liability be incurred by Larizza or any of its Affiliates to any finder, broker, or sales agent in connection with the execution, delivery, or performance of, or the transactions contemplated by, this Agreement.

                 2.2.7 Parent Merger Action. Subject to the terms hereof, Parent, as the parent corporation of Acquisition, will cause Acquisition to take all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as possible the transactions contemplated by this Agreement.

3        COVENANTS.

         3.1 Access for Audit. Between the date of this Agreement and the Effective Time of the Merger, Larizza shall, and shall cause the Subsidiaries and its and their respective officers, directors, employees and agents to, give Parent and Acquisition and their respective officers, directors, employees, counsel, accountants, agents, designees and other authorized representatives full access during normal business hours to all of the facilities, assets, properties, books of account, leases, agreements, commitments, records and personnel of the Companies and to furnish the other parties or their representatives with all such information concerning the Companies as Parent or Acquisition may request so that Parent and Acquisition may have a full opportunity to make a full business, financial, accounting and legal audit of the Companies' assets, liabilities and business and affairs and to assure compliance by Larizza with all of its covenants, representations and warranties under this Agreement or to facilitate Parent's financing of the transactions contemplated hereby. Such audit shall not materially disrupt or interfere with Larizza's normal business operations. This audit may include, among other things:

                 (a) review and copying of books, records, contracts, financial statements, tax returns and other material documents of the Companies;

                 (b) physical inspection of each of the assets and facilities of each of the Companies;

                 (c)      an audit of all contracts of each of the Companies;
         and

                 (d) discussions with governmental agencies, customers, vendors, and creditors of each of the Companies.

         3.2 Operation of Business. Between the date of this Agreement and the Effective Time of the Merger, except as otherwise expressly consented to in writing by the other parties or otherwise disclosed in this Agreement:

                 (a) The Companies will carry on their businesses generally and in all material respects in the regular and ordinary course, consistent with past practice, except in connection with the transactions contemplated by this Agreement or in connection with any other offer to acquire the Larizza Common Shares or the assets of any of the Companies to the extent not prohibited by this Agreement, and, subject to the foregoing exceptions, will use reasonable efforts to preserve intact their present business organizations. Without limiting the foregoing, none of the Companies will, directly or indirectly, without the prior written consent of Parent, except in connection with the transactions contemplated by this Agreement:

                          (i) sell, dispose of or encumber any of its assets, except for sales to customers in the ordinary course of business, dispositions of assets in the ordinary course of business and encumbrances pursuant to existing loan arrangements;

                          (ii)    declare or pay any dividend or other
                 distribution in respect of its capital stock;

                          (iii) (A) change its Articles of Incorporation, Code of Regulations, Bylaws, or authorized or issued capital stock or rights to acquire its capital stock, (B) issue, sell or deliver any shares of capital stock or any other securities of any of them, (C) issue any securities convertible into or exchangeable for, or options, warrants to purchase, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or enter into any contract with respect to the issuance of, any shares of capital stock or any other securities of any of them, or (D) purchase or otherwise acquire or enter into any contract with respect to the purchase or voting of shares of their capital stock, except that Larizza may issue Larizza Common Shares in accordance with currently outstanding convertible indebtedness;

                          (iv) incur any indebtedness for borrowed money or issue any debt securities (other than in the ordinary course of business);

                          (v) enter into or modify any material contract, except in the ordinary course of business, unless to do so would not reasonably be expected to have a Material Adverse Effect or pay any finder's or advisory fees in connection with the Merger except as provided in the Merrill Letter;

                          (vi) terminate, modify, assign, waive, release or relinquish any material contract rights or amend any material rights or claims, except as contemplated by this Agreement, unless to do so would not reasonably be expected to have a Material Adverse Effect;

                          (vii) except as required by state and federal minimum wage laws, except for the bonuses described in
                 Schedule 2.1.18 and except pursuant to existing plans or policies, agreements, or budgets, (i) increase any salary or grant any bonus or perquisite to any director, officer or employee, or (ii) adopt or amend any plan or any compensation plan for, enter into any employment agreement or severance arrangement with, make any loan to, or enter into any material transaction of any other nature with, any officer, director or (except in the ordinary course of business) employee; provided that Larizza may terminate existing compensation and loan arrangements on terms acceptable to Parent and Acquisition;

                          (viii) make any material capital expenditures, other than in the ordinary course of business or pursuant to existing budgets;

                          (ix) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations or liabilities of any other person or entity;

                          (x)     make any loans, advances or capital
                 contributions to or investments in any person or entity, other than to or in (A) any existing Subsidiary, (B) any supplier or customer as an extension of credit in the ordinary course of business, consistent with past practice, (C) Larizza, (D) to employees, other than officers and directors, in the ordinary course of business, and (E) Ronald T. Larizza and Edward L. Sawyer, Jr. as described in Schedule 4.1.11;

                           (xi) sell, dispose, license, fail to keep in effect or otherwise dispose of any material Intellectual Property;

                          (xii) make any change in any method of accounting or accounting practice except as may be required by law or by generally accepted accounting principles;

                         (xiii) make, change, revoke or permit to be made changed or revoked, any material election with respect to Taxes;

                          (xiv) enter into, or permit to be entered into, any closing or other agreement or settlement with respect to Taxes; or

                          (xv)    enter into any contract, agreement,
                 commitment or arrangement to do any of the foregoing, other than in the ordinary course of business.

                 (b) The Companies will use reasonable commercial efforts to maintain their relationships with suppliers and customers, preserve their respective business organizations intact, and to keep available the services of their present employees.

         3.3 Approval of the Merger. As soon as reasonably practicable after the date of this Agreement, Larizza will take all action necessary in accordance with the Exchange Act, the OGCL and its Articles of Incorporation and Code of Regulations to call, give notice of, and convene a meeting (the "Meeting") of Larizza shareholders to consider and vote upon the approval and adoption of this Agreement and the Merger. As of the date of this Agreement, the Board of Directors of Larizza has determined, based in part upon the financial analysis performed by its financial advisors, that the Merger is advisable and in the best interests of the shareholders of Larizza and, subject to the fiduciary duties of Larizza's directors (as determined in good faith by a majority of Larizza's directors, based as to legal matters on a written opinion of legal counsel), shall recommend that Larizza's shareholders approve and adopt this Agreement and any other matters to be submitted to Larizza's shareholders in connection therewith. Larizza shall use reasonable efforts to solicit and secure from its shareholders such approval and adoption, subject to the fiduciary duties of the directors of Larizza (as determined in good faith by a majority of Larizza's directors, based as to legal matters on a written opinion of legal counsel). Acquisition shall cause its Board of Directors and shareholders, and Parent shall cause its Board of Directors, to approve this Agreement and the Merger contemplated by this Agreement and shall provide evidence of such approvals to Larizza at the Closing.

         3.4 Exchange Agent Agreement. Larizza, Acquisition and Parent shall execute an exchange agent agreement with the Exchange Agent in customary form for a cash merger and deliver it to the other parties to such agreement at the Closing.

         3.5 Updated Schedules. Between the date of this Agreement and the period ending two business days before the Effective Time of the Merger, Larizza, Acquisition and Parent shall update the Schedules to this Agreement to the extent necessary to make their representations and warranties contained in this Agreement true and accurate as of the Effective Time of the Merger and shall provide such updated Schedules to the other parties at or before the Effective Time of the Merger; provided, however, that the furnishing of any such updated Schedule will not operate to cure any prior breach of any representation, warranty or covenant herein except and only to the extent agreed to in writing by Parent in its sole discretion.

         3.6 Consents. At or before the Effective Time of the Merger, Larizza shall use its reasonable efforts to obtain all of the consents and approvals required to be set forth in Section 2.1.5 or Schedule 2.1.5 and Acquisition and Parent shall use their reasonable efforts to obtain all of the consents and approvals required to be set forth in Section 2.2.3 or Schedule 2.2.3, including, without limitation, any consents required from the Larizza's lenders; provided that the foregoing shall not require Larizza, Acquisition or Parent to agree to make any divestiture of a significant asset in order to obtain any consent or approval. Each party shall deliver evidence of such consents to the other parties at or before the Effective Time of the Merger.

         3.7 Confidentiality. Between the date of this Agreement and the earlier of the Closing Date or the termination of this Agreement, Larizza, Acquisition and Parent will hold in confidence all confidential and proprietary information and trade secrets of the other parties that are marked as such and that are disclosed to them in connection with their investigation of any of the other parties and this Agreement, subject to any legal requirement that any of such parties disclose such information. None of Larizza, Acquisition or Parent will make any oral or written public disclosure or publicity release concerning the existence or subject matter of this Agreement or the transactions contemplated by this Agreement without first making a good faith attempt to obtain the prior approval of, or concurrence in, the contents of such statement by the other parties, which approval or concurrence will not be unreasonably withheld or delayed; provided that nothing in this Agreement will prevent any party from commenting on prior public announcements or from making any statement it determines in good faith may be required by law (including securities laws) or the rules or policies of any securities exchange on which its stock is listed.

         3.8 Further Assurances. Subject to the terms and conditions of this Agreement and to the fiduciary duties of the directors of Larizza (as determined in good faith by a majority of Larizza's directors, based as to legal matters on a written opinion of legal counsel), each of Larizza, Acquisition and Parent will use its reasonable efforts promptly to prepare, execute and deliver to the other parties such lists, instruments and documents and to cooperate with the other parties in such other respects as any other party or parties may from time to time, before or after the Closing, reasonably request in order to carry out the intent and the purposes of this Agreement. Larizza and Parent shall make such filings as are required to cause the applicable waiting period under the HSR Act to commence and expire as soon as practicable and to notify the other parties promptly of its receipt of any request or communication by the Federal Trade Commission or the Antitrust Division of the Department of Justice relating to such filings; provided that the foregoing shall not require Larizza, Acquisition or Parent to agree to make any divestiture of a significant asset in order to obtain any waiver, consent or approval. Each party shall supply all information, execute all instruments and documents, make all proper assurances and do all things reasonably necessary or proper to permit or assist the other parties to perform the acts contemplated by this Agreement, including, without limitation, the preparation of the HSR Act filings and responses to requests for additional information and the Proxy Statement.

         3.9 Related Party Transactions. Between the date of this Agreement and the Effective Time of the Merger,

                 (a) none of the Companies will enter into any transactions between the Companies and Stockholder or other Affiliates of Larizza with respect to the Business of the Companies,

                 (b) none of the Companies will acquire ownership interest, directly or indirectly, in any supplier or customer of the Companies with respect to the Business of the Companies, and

                 (c) none of the Companies will incur any obligations or liabilities that will exist at the Effective Time of the Merger to any Subsidiary or other affiliate of Larizza other than obligations and liabilities that arise in the ordinary course of business on an arm's-length basis.

         3.10 Resignations. Effective as of the Effective Date of the Merger, Larizza will deliver to Acquisition and Parent the written resignations of such of the Companies' directors and officers and of the trustees, plan administrators and fiduciaries of the Plans, as Acquisition or Parent may request.

         3.11 Acquisition Proposals. Between the date of this Agreement and the Effective Time of the Merger,

                 (a) neither Larizza nor any of the Subsidiaries may, directly or indirectly, and each will instruct and otherwise cause Stockholder and its other Affiliates that are controlled by Larizza, and the officers, directors, employees, agents or advisors or other representatives or consultants of Larizza not to, encourage, solicit, initiate, engage or participate in discussions or negotiations with, or provide information to, any person or entity (other than Parent, Acquisition or subsidiaries, affiliates or representatives of any of the foregoing) in connection with any tender offer, exchange offer, merger, consolidation, business combination, sale of substantial assets, sale of securities, liquidation, dissolution or similar transaction involving Larizza or any of its subsidiaries or divisions, including, without limitation, Manchester (any such proposal, offer or other transaction being hereinafter referred to as an "Alternative Proposal"), and

                 (b) Larizza will notify Parent immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it;

provided, however, that nothing contained in this Section 3.11 will prohibit the Board of Directors of Larizza from, directly or indirectly, to the extent applicable, (i) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Alternative Proposal, or (ii) furnishing information and access to any person or entity making an unsolicited request therefor (a "New Bidder"), and may engage in and participate in discussions and negotiations with such person or entity concerning an Alternate Proposal involving Larizza or any of its Subsidiaries or divisions, if and solely to the extent that Larizza's Board of Directors determines in its good faith judgment, based as to legal matters on a written opinion of legal counsel, that the failure to furnish such information to the New Bidder would constitute a breach of fiduciary duty by the Larizza Board of Directors. Nothing in this Section 3.11 alone will (x) permit Larizza to terminate this Agreement, (y) permit Larizza to enter into any agreement with respect to an Alternative Proposal for as long as this Agreement remains in effect (it being agreed that for as long as this Agreement remains in effect, Larizza will not enter into any agreement with any person for an Alternative Proposal), or (z) affect any other obligation of Larizza under this Agreement.

         3.12 Notice of Actions and Proceedings. Larizza will promptly notify Parent of any actions, suits, claims, investigations or proceedings commenced or, to the knowledge of Larizza, threatened in writing against, relating to or involving or otherwise affecting Larizza or any of the Subsidiaries which, if pending on the date hereof, would have been required to have been disclosed in writing pursuant to any Schedule required hereby or which relates to the consummation of the Offer or the Merger.

         3.13 Notification of Certain Other Matters. Without limiting the generality or effect of any other provision hereof, Larizza will promptly notify Parent of:

                 (a) any written notice or other written communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement;

                 (b) any written notice or other written communication from any governmental entity in connection with the transactions contemplated hereby;

                 (c) any fact, event, development, occurrence, condition or act that constitutes a Material Adverse Effect or is reasonably expected to result in such an effect; and

                 (d) any lawsuit filed against Larizza, or any of its directors or officers, or any appraisal proceeding, relating to the Merger.

4        CONDITIONS TO CLOSING AND CLOSING.

         4.1 Conditions to Acquisition's and Parent's Obligations. The obligations of Acquisition and Parent under this Agreement are subject to the satisfaction of each of the following conditions at or before the Closing; provided that Acquisition and Parent may waive the satisfaction of any such condition pursuant to a writing signed by Acquisition and Parent:

                 4.1.1 Accuracy of Larizza's Representations and Warranties. The representations and warranties of Larizza in this Agreement, including, without limitation, the representations and warranties in Section 2.1, shall be true, accurate and correct at and as of the Closing Date, with the same force and effect as though such representations and warranties had been made at and as of the Closing Date; provided, that this condition shall not apply to any untruth, inaccuracy or incorrectness of any representation or warranty that does not (i) have a Material Adverse Effect, or (ii) renders the Merger invalid, causes any material provision of this Agreement to be unenforceable or materially impinges on Parent's ownership of the shares of the Surviving Corporation after giving effect to the Merger.

                 4.1.2 Compliance with Covenants. All material actions, undertakings, covenants or agreements required to be performed by Larizza at or before the Closing shall have been so performed or complied with, in all material respects, on or before the Closing Date.

                 4.1.3 Certificate of Larizza Officers. Larizza shall have delivered to Acquisition and Parent a Certificate, dated as of the Closing Date, signed by the chief executive and principal financial officers of Larizza on behalf of Larizza (without any personal liability of such officers) certifying as to the fulfillment of the conditions specified in Sections 4.1.1 and 4.1.2.

                 4.1.4 Consents. Larizza shall have obtained the approvals and consents to the transactions contemplated by this Agreement required to be set forth in Section 2.1.5 or Schedule 2.1.5 to the extent that the failure to obtain any such approval or consent would have a Material Adverse Effect. The required statutory waiting period under the HSR Act shall have terminated and no condition shall have been imposed with respect thereto which is not reasonably acceptable to Parent, in its discretion.

                 4.1.5 Shareholder Approval. This Agreement shall have been approved and adopted by the requisite vote of the holders of Larizza Common Shares in accordance with the OGCL and Larizza's Articles of Incorporation and Code of Regulations.

                 4.1.6 No Material Litigation. No action or proceeding shall have been instituted, threatened or concluded by any governmental instrumentality, agency or other person before any court or governmental agency to restrain, prevent or materially restrict this Agreement or delay the consummation of the transactions contemplated by this Agreement.

                 4.1.7 Delivery of Other Documents. Larizza shall have delivered the documents required to be delivered by Larizza pursuant to this Agreement.

                 4.1.8 No Material Change in Schedules. There shall have been no material adverse change in the information required to be contained in the Schedules to this Agreement.

                 4.1.9 Opinion of Counsel. Acquisition and Parent shall have received the favorable opinion of counsel to Larizza, dated the Closing Date, substantially to the effect that:

                 (a) Each Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified under the laws of the State of Michigan to transact business in such State. Larizza has all requisite corporate power and authority to execute, deliver and comply with its obligations under the terms of this Agreement. Execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of the Larizza.

                 (b) This Agreement constitutes the valid and binding obligation of Larizza, enforceable against Larizza in accordance with its terms, except as may be limited by bankruptcy, reorganization, insolvency, moratorium, so-called fraudulent transfer or other similar laws relating to or affecting the enforcement of creditors' rights generally, and subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

                 (c) Larizza's execution and delivery of this Agreement and its performance and compliance with the terms thereof do not violate (i) the Articles of Incorporation or the Code of Regulations of Larizza or (ii) any laws known to such counsel to be applicable to Larizza where such violation would reasonably be expected to have a material adverse effect upon the validity, performance or enforceability of any of the terms of this Agreement applicable to Larizza.

                 (d) No consent, approval, authorization or order of, or registration or filing with, any governmental agency or body of the United States of America or the State of Michigan is legally required as a condition to the execution and delivery by Larizza of this Agreement, other than the approval of Larizza's shareholders in accordance with the with the OGCL, filings with respect to the Merger pursuant to the OGCL, and any of the foregoing under the HSR Act or the Exchange Act.

                 4.1.10 No Material Change in the Business of the Companies. There shall have been no fact, event, development, occurrence, condition or act that constitutes a Material Adverse Effect or is reasonably expected to result in such an effect.

                 4.1.11 Stockholder Receivables. All amounts due to Larizza (including, without limitation in respect of the receivables listed on Schedule 4.1.11) from any stockholder of Larizza shall have been fully paid.

         4.2 Conditions to Larizza's Obligations. The obligations of Larizza under this Agreement are subject to the satisfaction of each of the following conditions at or before the Closing; provided that Larizza may waive the satisfaction of any such condition pursuant to a writing signed by Larizza:

                 4.2.1 Accuracy of Acquisition's and Parent's Representations and Warranties. The representations and warranties of Acquisition and Parent in this Agreement, including, without limitation, the representations and warranties in Section 2.2, shall be true, accurate and correct at and as of the Closing Date, with the same force and effect as though such representations and warranties had been made at and as of the Closing Date; provided, that this condition shall not apply to any untruth, inaccuracy or incorrectness of any representation or warranty that does not (i) have a Parent MAE, or (ii) renders the Merger invalid or causes any material provision of this Agreement to be unenforceable.

                 4.2.2 Compliance with Covenants. All actions, undertakings, covenants, or agreements required to be performed by Acquisition, Parent or both at or before the Closing, including, without limitation, the covenants of Acquisition and Parent in Section 3, shall have been performed or complied with, in all material respects, on or prior to the Closing Date.

                 4.2.3 Certificate of Acquisition's Officers. Acquisition and Parent shall have delivered to the Larizza a Certificate, dated as of the Closing Date, signed by the chief executive and chief financial officers of Acquisition and of Parent on behalf of Acquisition and Parent

(without any personal liability of such officers), certifying as to the fulfillment of the conditions specified in Sections 4.2.1 and 4.2.2;

                 4.2.4 HSR Act. The required statutory waiting period under the HSR Act shall have terminated and no condition shall have been imposed with respect thereto which is not reasonably acceptable to Parent in its discretion, and (except for conditions on the Parent or the Surviving Corporation only) to Larizza in its discretion.

                 4.2.5 Shareholder Approval. This Agreement shall have been approved and adopted by the requisite vote of the holders of Larizza Common Shares in accordance with the OGCL and Larizza's Articles of Incorporation and Code of Regulations.

                 4.2.6 No Material Litigation. No temporary restraining order or preliminary or permanent injunction shall be issued and in effect which enjoins the Merger.

                 4.2.7 Delivery of the Fund. Acquisition shall have deposited the Fund with the Exchange Agent.

                 4.2.8 Opinion of Counsel. Larizza shall have received the favorable opinion of counsel to Acquisition and Parent, dated the Closing Date, substantially to the effect that:

                 (a) Acquisition and Parent are each validly existing and in good standing under the laws of the state of their incorporation. Acquisition and Parent have all requisite corporate power and authority to execute, deliver and comply with their obligations under the terms of this Agreement. Execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Acquisition and Parent.

                 (b) This Agreement constitutes a valid and binding obligation of Acquisition and of Parent, enforceable against Acquisition and Parent in accordance with their terms, except as may be limited by bankruptcy, reorganization, insolvency, moratorium, so-called fraudulent transfer or other similar laws relating to or affecting the enforcement of creditors' rights generally, and is subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

                 (c) Acquisition's and Parent's execution and delivery of this Agreement and their performance and compliance with the terms thereof do not violate (i) the Certificate of Incorporation or the Bylaws of Acquisition or Parent or (ii) any laws known to such counsel to be applicable to Acquisition or Parent where such violation would reasonably be expected to have a material adverse effect upon the validity, performance or enforceability of any of the terms of this Agreement applicable to Acquisition or Parent.

                 (d) No consent, approval, authorization or order of, or registration or filing with, any governmental agency or body of the United States of America or the State of

         Delaware is legally required as a condition to the execution and delivery by Acquisition or Parent of this Agreement, other than filings with respect to the Merger pursuant to the DGCL, and any of the foregoing under the HSR Act or the Exchange Act.

         4.3 The Closing. Subject to the terms and conditions of this Agreement, the Closing under this Agreement shall be held at 10:00 a.m. local time at the offices of Jones, Day, Reavis & Pogue, 599 Lexington Avenue, New York, New York as soon as practicable after the satisfaction or waiver of the conditions precedent to the Closing or on such other day and time as Acquisition, the Parent and Larizza shall mutually agree upon (or failing such agreement, not later than five business days after such satisfaction or waiver of such conditions); provided that Larizza may extend the Closing Date to January 3, 1996, or to such other day as Acquisition, Parent and Larizza shall mutually agree upon, by written notice to Parent and Acquisition. The consummation of the transactions contemplated by this Agreement at such place and time are sometimes referred to in this Agreement as the "Closing", and such date is sometimes referred to as the "Closing Date". On the Closing Date, or as soon thereafter as practicable, the parties will execute and file with the Secretaries of State of the State of Ohio and Delaware Certificates of Merger in accordance with the OGCL and the DGCL, and the parties will take such other and further actions in connection with the actions required by this Section 4.3 as may be required by Delaware or Ohio law to make the Merger effective as soon as practicable after the time of such filing. The Merger will become effective upon the filing of the last of the Certificates of Merger with the Secretaries of State of Ohio and Delaware in accordance with the OGCL and the DGCL, unless a later date is specified in the Certificates of Merger, in which case the Merger shall become effective at such later date (the "Effective Time of the Merger"). At the Effective Time of the Merger, Acquisition will be merged with and into Larizza.

5        TERMINATION AND ABANDONMENT.

         5.1 Termination and Abandonment. Regardless of whether this Agreement or the Merger has been approved by Larizza's shareholders, this Agreement may be terminated and the Merger may be abandoned at any time before the Effective Time of the Merger:

                 (a) by mutual action of the Boards of Directors of Larizza, Acquisition, and Parent; or

                 (b) by the Boards of Directors of Acquisition and Parent if the conditions set forth in Section 4.1 shall not have been complied with or performed in any material respect and such noncompliance or nonperformance shall not have been cured or eliminated, after 30 days written notice (or by its nature cannot be cured or eliminated), on or before February 29, 1996 (the "Drop Dead Date"); or

                 (c) by the Board of Directors of Larizza if the conditions set forth in Section 4.2 shall not have been complied with or performed in any material respect and such noncompliance or nonperformance shall not have been cured or eliminated, after 30 days written notice (or by its nature cannot be cured or eliminated), on or before the Drop Dead Date; or

                 (d) by the Board of Directors of Larizza, Acquisition or Parent if the Effective Time of the Merger does not occur on or before the Drop Dead Date; provided, however, that the right to terminate this Agreement under this Section 5.1(d) will not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time of the Merger to occur on or before the Drop Dead Date; or

                 (e) by either Parent and Acquisition, on the one hand, or Larizza, on the other hand, if either one (or any permitted assignee hereunder) is restrained, enjoined or otherwise precluded by an order, decree, ruling, injunction or other action (other than an order or injunction issued on a temporary or preliminary basis) of a court, domestic or foreign, of competent jurisdiction or other governmental entity from consummating the Merger or making the acquisition or holding by Parent or its subsidiaries of the Stock Certificates or shares of common stock of the Surviving Corporation illegal and all means of appeal and all appeals from such order, decree, ruling, injunction or other action have been finally exhausted; or

                 (f) by the Board of Directors of Larizza if (i) a New Bidder makes a bona fide offer on or before the Effective Time of the Merger, (ii) Larizza's Board of Directors determines in its good faith judgment, based as to legal matters on a written opinion of legal counsel, and in the exercise of its fiduciary duties that such offer is more favorable to Larizza's shareholders than the Merger, and (iii) Larizza gives Parent at least 10 calendar days prior written notice of its intent to terminate this Agreement under this Section 5.1(f); provided, however, that the termination right provided in this Section 5.1(f) will terminate if, within such 10-day period, Parent notifies Larizza that it will match, in all material respects, the terms and provisions of such other offer (whereupon the parties will execute an appropriate amendment hereto); or

                 (g) by the Board of Directors of Parent or Acquisition, if (i) the Board of Directors of Larizza shall not have recommended or shall withdraw, modify or change its recommendation relating to the Merger in a manner adverse to Parent or shall have resolved to do any of the foregoing, or (ii) the Board of Directors of Larizza shall have recommended to the stockholders of Larizza that they accept or approve, or Larizza or any of its Subsidiaries shall have agreed to accept an Alternative Proposal.

         5.2 Effect of Termination. Except as provided in Section 5.3 with respect to the Topping Fee or in Section 6.3 with respect to the confidentiality agreement, and except for an intentional breach of this Agreement (provided that no claim for intentional breach of this Agreement shall survive the Closing), if this Agreement is terminated and the Merger is abandoned, this Agreement shall be void and have no effect, and no party to this Agreement shall have any liability to any other party or its shareholders, directors, officers, employees or agents with respect to this Agreement or the Merger, and each party shall be responsible for its own expenses.

         5.3 Topping Fee. If the Board of Directors of Larizza terminates this Agreement and abandons the Merger pursuant to Section 5.1(f), or if the Board of Directors of Parent or Acquisition terminates this Agreement and abandons the Merger pursuant to Section 5.1(g)(i) or (ii), then Parent shall receive from Larizza the sum (the "Topping Fee") of (i) $4,300,000 and (ii) the amount, not to exceed $1,700,000, of all costs and expenses incurred by Parent and Acquisition relating to this Agreement, the transactions contemplated hereby and the financing therefor, including without limitation, the fees, disbursements and charges of counsel to Parent, Acquisition and any financing source for which Parent or any of its affiliates is responsible, financial advisory fees (not in excess of customary financial advisory fees if payable to affiliated entities), accounting fees and expenses, due diligence costs, and all other out-of-pocket fees, costs and expenses. Notwithstanding any other provision hereof, Larizza will not have the right to terminate this Agreement under Section 5.1(f) unless the Topping Fee has been paid in full prior thereto.

6        MISCELLANEOUS.

         6.1 Non-Survival of Representations, Warranties and Covenants. Except as provided in Section 1.4 with respect to the payment for the Larizza Common Shares, in Section 6.2 with respect to directors' and officers' indemnification and insurance or in Section 6.3 with respect to the confidentiality agreement, regardless of any investigation at any time made by or on behalf of any party to this Agreement or of any information any party may have in respect thereof, notwithstanding any other term or condition of this Agreement, all representations, warranties, covenants and agreements contained in this Agreement or made pursuant to, or in connection with, this Agreement, the Merger or the transactions contemplated by this Agreement (including, without limitation, any certificates, instruments, opinions or other documents delivered at the Closing by or on behalf of the parties or any of their directors, officers, employees, agents, accountants or attorneys) shall automatically terminate (without further action) at and upon the Closing and they shall have no effect after the Closing and no claim whatsoever may be brought after the Closing alleging a breach of any representation or warranty or any other failure to comply with the terms and provisions of this Agreement or any of such other documents.

         6.2 Continuation of Directors' and Officers' Indemnification. Larizza will indemnify and hold harmless, and after the Closing Date, the Surviving Corporation and Parent, jointly and severally, will indemnify and hold harmless, each present and former employee, agent, director or officer of Larizza or of the Subsidiaries and the Stockholder party to the Stock Agreement (the "Directors and Officers") from and against any and all claims arising out of or in connection with activities in such capacity, or on behalf of, or at the request of, Larizza (including, without limitation, the Merger and the other transactions and performance provided for, or required by, this Agreement or the Stock Agreement), to the fullest extent permitted under applicable law and, in addition (if not prohibited by applicable law), to the fullest extent provided in the applicable Articles of Incorporation, Code of Regulations and Bylaws in effect at the date of this Agreement.

The Surviving Corporation and Parent, jointly and severally, will continue the indemnification, advancement of expenses and limitation of liability provisions currently provided by the applicable Articles of Incorporation, Code of Regulations and Bylaws for a period of not less than six years after the Closing Date. If any claim or claims are asserted or made within such six year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims. Without limiting the foregoing, Larizza, and after the Closing Date, the Surviving Corporation and Parent, jointly and severally, will advance expenses incurred with respect to the foregoing, as they are incurred, to the fullest extent permitted under applicable law, if the person on whose behalf the expenses are advanced provides an undertaking (which need not be secured) to repay such advances if it is ultimately determined in a final, non-appealable judicial proceeding that such person is not entitled to indemnification.

         6.3 Entire Agreement. This Agreement, including the Schedules, agreements, documents, certificates and instruments referred to in this Agreement, embodies the entire agreement and understanding of the parties to this Agreement with respect to the subject matter of this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to in this Agreement. This Agreement supersedes all prior agreements, commitments and understandings, written or oral, between the parties with respect to such subject matter, and any such prior agreements or understandings are merged into this Agreement; provided, however, that the Confidentiality Agreement previously entered into by Larizza and Parent shall survive the execution, delivery and termination of this Agreement.

         6.4 Amendments. This Agreement may be amended only by a written instrument signed by the parties to this Agreement; provided, that after approval of the Merger by the shareholders of Larizza, no amendment may be made that decreases the consideration to which Larizza's shareholders are entitled pursuant to this Agreement or otherwise materially adversely affects the shareholders of Larizza without the further approval of Larizza's shareholders.

         6.5 Waivers. At any time before the Effective Time of the Merger, regardless of whether this Agreement has been approved by Larizza's shareholders, (i) Acquisition and Parent may extend the time for the performance of any of the obligations or other acts of Larizza or, subject to the provisions of Section 6.4, waive compliance with any of the agreements of Larizza or with any conditions to the obligations of Acquisition or Parent, or
(ii) Larizza may extend the time for the performance of any of the obligations or other acts of Acquisition or Parent or, subject to the provisions of Section 6.4, waive compliance with any of the agreements of Acquisition or Parent or with any conditions to the obligations of Larizza. Any agreement on the part of a party to this Agreement concerning any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer. No failure or delay on the part of any party in exercising any right, power or privilege under this Agreement or under the documents delivered in connection with this Agreement shall operate as a waiver of such right, power or privilege, nor shall any waiver on the part of any party of any right, power or privilege under this Agreement, nor any single or partial exercise of any right, power or privilege under this Agreement, preclude any other or further exercise of such right, power or privilege under this Agreement or the exercise of any other right, power or privilege. The rights and remedies under this Agreement are cumulative and are not exclusive of any rights or remedies which any party may otherwise have at law or in equity.

         6.6 Binding Effect; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective permitted successors and assigns. None of Larizza, Acquisition or Parent may assign or transfer any of their rights or delegate any of their obligations under this Agreement without the prior written consent of the other parties, and any purported assignment or transfer by any of them shall be void; provided that Acquisition will have the right to assign to Parent or any direct or indirect wholly-owned subsidiary of Parent any and all rights and obligations of Acquisition under this Agreement, including, without limitation, the right to substitute in its place Parent or such a subsidiary as one of the constituent corporations in the Merger (such subsidiary assuming all of the obligations of Acquisition in connection with the Merger); provided that any such assignment will not relieve Parent or Acquisition from any of its obligations hereunder. Except for Section 6.2 (which is intended to be for the benefit of directors, officers, agents and employees to the extent contemplated thereby and their beneficiaries, and may be enforced by such persons or entities), this Agreement is not intended to, nor will it confer upon any other person or entity (other than the parties hereto) any rights or remedies.
Except as otherwise expressly provided herein, this Agreement is binding upon and is solely for the benefit of the parties hereto and their respective successors, legal representatives and assigns.

         6.7 Expenses. Except as provided in Section 5.3 or Section 6.12 (if applicable), each party to this Agreement shall pay its own costs and expenses incident to this Agreement and the transactions contemplated in this Agreement, including, without limitation, attorneys' fees, brokerage, finder or financial advisor fees and accounting fees.

         6.8 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall have no effect on the other provisions of this Agreement, which shall remain valid, operative and enforceable. In addition, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

         6.9 Notices. Any notice or other communication required or which may be given under this Agreement shall be in writing and either delivered personally to the addressee, telegraphed, telecopied or telexed to the addressee, sent by overnight courier to the addressee or mailed, certified or registered mail, postage prepaid, and shall be deemed given when so delivered personally, telegraphed, telecopied or telexed to the addressee, or, if sent by overnight courier, one business day after the date so sent, or, if mailed, three business days after the date of mailing, as follows:

         If to Larizza:                    Larizza Industries, Inc.
                                           201 West Big Beaver Road, Suite 1040
                                           Troy, Michigan 48084
                                           Fax:  (810) 524-4996
                                           Attention:  Ronald T. Larizza

         With Copies To:                   Patrick T. Duerr, Esq.
                                           Honigman Miller Schwartz and Cohn
                                           2290 First National Building
                                           Detroit, Michigan 48226-3583
                                           Fax:  (313) 962-0176

         If to Acquisition or Parent:      Collins & Aikman Products Co.
                                           701 McCullough Drive
                                           Charlotte, North Carolina  28232
                                           Attention:  Chief Executive Officer
                                           Fax:  (704) 548-2208

         With Copies To:                   Collins & Aikman Products Co.
                                           210 Madison Avenue, 6th Floor
                                           New York, New York  10016
                                           Attention:  Elizabeth Philipp, Esq.
                                           Fax:  (212) 578-1269

         And:                              Jones, Day, Reavis & Pogue
                                           599 Lexington Avenue
                                           New York, New York  10022
                                           Attention:  Robert A. Profusek, Esq.
                                           Fax:  (212) 755-7306

Any or the foregoing may change its address for notices by notice to the other parties.

         6.10 Knowledge. When used in this Agreement, the term "knowledge" or "actual knowledge" (or any variation of knowledge) of Larizza shall refer to the actual conscious awareness of Ronald T. Larizza, Edward W. Wells, Terence
C. Seikel or Vincent L. Donovan.

         6.11 Governing Law. Except to the extent that Ohio law is mandatorily applicable to the Merger or the rights of the shareholders of Larizza, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable Michigan principles of conflicts of law) as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies.

         6.12 Attorneys' Fees. If any party commences an action against any other party to enforce any of the terms, covenants, conditions or provisions of this Agreement or because of a default by a party under this Agreement, the prevailing party in any such action shall be entitled to recover its reasonable attorneys' fees, costs and expenses incurred in connection with the prosecution or defense of such action from the losing party.

         6.13 Interpretation. The headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. All references to "Sections" and "Schedules" in this Agreement are, unless specifically indicated otherwise, references to sections of, and Schedules to, this Agreement. Whenever the singular is used, the same shall include the plural and vice versa, where appropriate. Words of any gender shall include each other gender where appropriate. The Schedules to this Agreement are a part of this Agreement as if set forth in full in this Agreement.

         6.14 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signatures.

7        GLOSSARY.        The following words and phrases are defined in the
following Sections of this Agreement:

        Word or Phrase                                              Section
        --------------                                              -------

        Acquisition  . . . . . . . . . . . . . . . . . . . . . . .  Introductory Paragraph
        Acquisition Shares . . . . . . . . . . . . . . . . . . . .  Recital C
        Actual Knowledge . . . . . . . . . . . . . . . . . . . . .  Section 6.10
        Agreement  . . . . . . . . . . . . . . . . . . . . . . . .  Introductory Paragraph
        Alternative Proposal . . . . . . . . . . . . . . . . . . .  Section 3.11(a)
        Bidders  . . . . . . . . . . . . . . . . . . . . . . . . .  Section 2.1.28
        Business . . . . . . . . . . . . . . . . . . . . . . . . .  Recital A
        Closing  . . . . . . . . . . . . . . . . . . . . . . . . .  Section 4.3
        Closing Date . . . . . . . . . . . . . . . . . . . . . . .  Section 4.3
        Code . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 2.1.12(b)
        Companies  . . . . . . . . . . . . . . . . . . . . . . . .  Section 2.1.1
        Contracts  . . . . . . . . . . . . . . . . . . . . . . . .  Section 2.1.24
        DGCL . . . . . . . . . . . . . . . . . . . . . . . . . . .  Recital D
        Directors and Officers . . . . . . . . . . . . . . . . . .  Section 6.2
        Dissenting Shares  . . . . . . . . . . . . . . . . . . . .  Section 1.2(b)
        Drop Dead Date . . . . . . . . . . . . . . . . . . . . . .  Section 5.1(b)
        Effective Time of the Merger . . . . . . . . . . . . . . .  Section 4.3
        ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 2.1.14
        Exchange Act . . . . . . . . . . . . . . . . . . . . . . .  Section 2.1.5
        Exchange Agent . . . . . . . . . . . . . . . . . . . . . .  Section 1.4.1
        Fund . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 1.4.1
        HSR Act  . . . . . . . . . . . . . . . . . . . . . . . . .  Section 2.1.5


         Word or Phrase                                              Section
         --------------                                              -------



         Hughes . . . . . . . . . . . . . . . . . . . . . . . . . .  Recital A
         Intellectual Property  . . . . . . . . . . . . . . . . . .  Section 2.1.23
         Knowledge  . . . . . . . . . . . . . . . . . . . . . . . .  Section 6.10
         Larizza  . . . . . . . . . . . . . . . . . . . . . . . . .  Introductory Paragraph
         Larizza Common Shares  . . . . . . . . . . . . . . . . . .  Recital B
         Larizza Financial Statements . . . . . . . . . . . . . . .  Section 2.1.8
         Larizza Interim Statements . . . . . . . . . . . . . . . .  Section 2.1.8
         Larizza Preferred Shares . . . . . . . . . . . . . . . . .  Recital B
         Larizza SEC Filings  . . . . . . . . . . . . . . . . . . .  Section 2.1.6
         Liabilities  . . . . . . . . . . . . . . . . . . . . . . .  Section 2.1.11
         Liens  . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 2.1.10
         Mailing Date . . . . . . . . . . . . . . . . . . . . . . .  Section 2.1.7
         Manchester . . . . . . . . . . . . . . . . . . . . . . . .  Recital A
         Material Adverse Effect  . . . . . . . . . . . . . . . . .  Section 2.1.9
         Meeting  . . . . . . . . . . . . . . . . . . . . . . . . .  Section 3.3
         Merger . . . . . . . . . . . . . . . . . . . . . . . . . .  Recital D
         Merger Price . . . . . . . . . . . . . . . . . . . . . . .  Section 1.2(a)
         Merrill Letter . . . . . . . . . . . . . . . . . . . . . .  Section 2.1.20
         New Bidder . . . . . . . . . . . . . . . . . . . . . . . .  Section 3.11
         OGCL . . . . . . . . . . . . . . . . . . . . . . . . . . .  Recital D
         Option . . . . . . . . . . . . . . . . . . . . . . . . . .  Recital E
         Other Potential Bidders  . . . . . . . . . . . . . . . . .  Section 2.1.28
         Parent . . . . . . . . . . . . . . . . . . . . . . . . . .  Introductory Paragraph
         Parent MAE . . . . . . . . . . . . . . . . . . . . . . . .  Section 2.2.1
         Parent SEC Filings . . . . . . . . . . . . . . . . . . . .  Section 2.2.4
         Permits  . . . . . . . . . . . . . . . . . . . . . . . . .  Section 2.1.16
         Permitted Liens  . . . . . . . . . . . . . . . . . . . . .  Section 2.1.10
         Plans  . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 2.1.14
         Proxy Statement  . . . . . . . . . . . . . . . . . . . . .  Section 2.1.7
         Scheduled IP . . . . . . . . . . . . . . . . . . . . . . .  Section 2.1.23
         SEC  . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 2.1.6
         Senior Executives  . . . . . . . . . . . . . . . . . . . .  Section 2.1.18
         Stock Agreement  . . . . . . . . . . . . . . . . . . . . .  Recital E
         Stock Certificates . . . . . . . . . . . . . . . . . . . .  Section 1.2(a)
         Stockholder  . . . . . . . . . . . . . . . . . . . . . . .  Recital E
         Subsidiaries . . . . . . . . . . . . . . . . . . . . . . .  Recital A
         Surviving Corporation  . . . . . . . . . . . . . . . . . .  Section 1.1(a)
         Tax Returns  . . . . . . . . . . . . . . . . . . . . . . .  Section 2.1.12(b)
         Tax/Taxes  . . . . . . . . . . . . . . . . . . . . . . . .  Section 2.1.12(b)
         Topping Fee  . . . . . . . . . . . . . . . . . . . . . . .  Section 5.3
         Voting Trust Agreement . . . . . . . . . . . . . . . . . .  Section 2.1.3



         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth in the introductory paragraph of this Agreement.


                          ACQUISITION:             LRI ACQUISITION CORP.


                                                   By: /S/ ELIZABETH R. PHILIPP
                                                       ------------------------
                                                   Its:    Director
                                                        ----------------------

                          LARIZZA:                 LARIZZA INDUSTRIES, INC.
                                                       -----------------------


                                                   By:  /S/ RONALD T. LARIZZA
                                                       -----------------------
                                                    Its:    CEO
                                                        ----------------------


                          PARENT:                  COLLINS & AIKMAN PRODUCTS CO.


                                                   By:  /S/ THOMAS E. HANNAH
                                                       ------------------------

                                                   Its: President and Chief
                                                        Executive Officer
                                                       -----------------------

                                 SCHEDULE INDEX

Schedule Number      Description
---------------      -----------

1.1(b)               Form of Restated Articles of Incorporation
1.1(c)               Form of Restated Code of Regulations
2.1.1                States In Which Qualified
2.1.3                The Companies' Authorized and Outstanding Stock and Options
2.1.5                Larizza Consents and Approvals
2.1.9                Larizza Changes Since June 30, 1995
2.1.10               Larizza Permitted Liens
2.1.11               Larizza Undisclosed Liabilities
2.1.12               Larizza Tax Audits
2.1.13               Larizza Litigation
2.1.14               Larizza ERISA Plans
2.1.15               Larizza Environmental Matters
2.1.18               Larizza Changes Since June 30, 1995
2.1.20               Merrill Lynch Letter
2.1.23               Larizza Intellectual Property
2.1.24               Larizza Contracts
2.1.25               Larizza Labor Matters
2.1.26               Larizza Related Party Transactions
2.2.3                Acquisition and Parent Consents and Approvals
4.1.11               Larizza Related Party Receivables to be paid
